UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 1, 2009

REDPOINT BIO CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

7 Graphics Drive

Ewing, New Jersey 08628

 (Address of Principal Executive Offices)

(609) 637-9700
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, on March 27, 2007, Redpoint Bio Corporation, a Delaware corporation (the “Company”), entered into a Joint Research and Development and License Agreement (the “Agreement”) with Givaudan Schweiz AG, a Swiss company (“Givaudan”), to collaborate exclusively with each other to discover, develop and commercialize novel taste modulators that act primarily through the modulation of the TRPm5 channel.  In consideration of the Company’s agreement to conduct research and develop compounds and grant exclusive licenses and other rights to Givaudan pursuant to the terms and conditions of the Agreement, Givaudan paid the Company a non-refundable upfront technology fee in the amount of $1.3 million and provided research funding to the Company over the term of the Agreement.  For the year ended December 31, 2008, Givaudan paid the Company approximately $2.7 million.

On April 2, 2009, the Company announced that Givaudan is terminating the Agreement, effective as of May 1, 2009, pursuant to the terms and conditions of the Agreement.  Givaudan cited the fact that certain collaboration objectives had not been achieved during the collaboration as its reasoning for terminating the Agreement.  Givaudan reserved its rights under the Agreement with respect to certain collaboration compounds.

On April 2, 2009, the Company issued a press release announcing the termination of the Agreement with Givaudan.  A copy of this press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: April 2, 2009

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	Chief Financial Officer, Treasurer and Secretary